Exhibit 2

16 April 2025

BRITISH AMERICAN TOBACCO p.l.c. (the "Company")

RESULTS OF VOTING AT THE 2024 ANNUAL GENERAL MEETING
British American Tobacco p.l.c. (the ‘Company’) announces the result of voting on the resolutions at its Annual General Meeting (‘AGM’) held on Wednesday 16 April 2025 at the Hilton London Bankside, 2-8 Great Suffolk St, London, SE1 0UG. The full text of the resolutions, along with the explanatory notes, is set out in the Notice of Annual General Meeting dated 5 March 2025.

The table below sets out the results of the poll on each of the total of 21 Resolutions as stated in the Notice of Meeting dated 5 March 2025. All valid proxy votes (whether submitted electronically or in hard copy form) were included in the poll taken at the Meeting. Each shareholder, present in person or by proxy, was entitled to one vote per ordinary share of 25p held.

Resolution	Votes For	% of votes cast	Votes against	% of votes cast	Votes Withheld	Votes cast in total	Total cast as a % of issued share capital
1. Receipt of 2024 Report and Accounts	1,604,423,816	99.81%	3,007,431	0.19%	3,727,349	1,607,431,247	73.02%
2. Approval of the 2025 Directors' Remuneration Policy	1,582,103,742	98.32%	27,065,379	1.68%	1,989,473	1,609,169,121	73.10%
3. Approval of the 2024 Directors’ Remuneration Report	1,584,560,241	98.46%	24,754,103	1.54%	1,844,248	1,609,314,344	73.10%
4.Reappointment of KPMG LLP as Auditors	1,551,037,131	96.35%	58,722,742	3.65%	1,398,723	1,609,759,873	73.12%
5. Authority for the Audit Committee to agree the Auditors’ remuneration	1,602,760,781	99.57%	6,899,212	0.43%	1,498,603	1,609,659,993	73.12%
6. Re-election of Luc Jobin as a Director	1,585,632,252	98.53%	23,591,640	1.47%	1,934,702	1,609,223,892	73.10%
7. Re-election of Tadeu Marroco as a Director	1,603,357,945	99.61%	6,240,594	0.39%	1,560,056	1,609,598,539	73.11%
8. Re-election of Kandy Anand as a Director	1,596,545,940	99.26%	11,873,084	0.74%	2,739,571	1,608,419,024	73.06%
9. Re-election of Karen Guerra as a Director	1,601,724,941	99.58%	6,716,268	0.42%	2,717,386	1,608,441,209	73.06%
10. Re-election of Holly Keller Koeppel as a Director	1,551,330,018	96.45%	57,143,008	3.55%	2,685,569	1,608,473,026	73.06%

11. Re-election of Véronique Laury as a Director	1,601,623,862	99.58%	6,765,405	0.42%	2,769,328	1,608,389,267	73.06%
12. Re-election of Darrell Thomas as a Director	1,601,715,479	99.58%	6,704,923	0.42%	2,738,193	1,608,420,402	73.06%
13. Re-election of Serpil Timuray as a Director	1,592,901,711	99.04%	15,484,508	0.96%	2,771,133	1,608,386,219	73.06%
14. Election of Soraya Benchikh as a Director	1,607,591,937	99.88%	1,921,986	0.12%	1,644,673	1,609,513,923	73.11%
15. Election of Uta Kemmerich-Keil as a Director	1,605,979,952	99.85%	2,412,034	0.15%	2,764,609	1,608,391,986	73.06%
16. Authority to make donations to political organisations and to incur political expenditure	1,499,201,368	93.14%	110,377,277	6.86%	1,579,950	1,609,578,645	73.11%
17. Renewal of Directors' authority to allot shares	1,511,285,703	93.89%	98,348,344	6.11%	1,524,383	1,609,634,047	73.12%
18. Establishment of Performance Share Plan	1,584,522,405	98.44%	25,077,326	1.56%	1,557,360	1,609,599,731	73.11%
19. Renewal of Directors’ authority to disapply pre-emption rights	1,485,012,776	92.28%	124,287,266	7.72%	1,858,554	1,609,300,042	73.10%
20. Authority for the Company to make market purchases of ordinary shares	1,605,790,686	99.78%	3,503,243	0.22%	1,864,666	1,609,293,929	73.10%
21. Notice period for General Meetings	1,538,821,590	95.60%	70,884,506	4.40%	1,452,499	1,609,706,096	73.12%

All resolutions were passed at the Company's AGM today with the requisite majority of votes.

The number of ordinary shares in issue (excluding Treasury shares) at the close of business on Monday 14 April 2025 was 2,201,463,243. Shareholders are entitled to one vote per share. A vote withheld is not a vote in law and is not counted in the calculation of the proportion of votes ‘For’ or ‘Against’ a resolution. All valid proxy votes (whether submitted electronically or in hard copy form) were included in the poll. Proxy appointments which gave discretion to the Chair have been included in the total votes ‘for’ the respective resolutions.

In accordance with UK Listing Rules 6.4.1 and 6.4.2, copies of Resolutions 17 and 19 to 21 have been submitted to the Financial Conduct Authority, and will shortly be available for inspection at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

C Worlock
Assistant Secretary
British American Tobacco p.l.c.

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